                                                                 Exhibit(c)(11)

         AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF REORGANIZATION

         This Amendment No. 1, dated as of June 6, 1997 (this "Amendment"), is hereby entered into by and among VSP Holdings, Inc., a Delaware corporation (the "Acquiror"), VSP Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Acquiror (the "Merger Sub"), VSP Holdings II, Inc., a Delaware corporation ("Acquiror II"), Vivra Specialty Partners, Inc., a Nevada corporation (the "Company"), and Vivra Incorporated, a Delaware corporation (the "Parent"), to amend certain terms and conditions of the Agreement and Plan of Reorganization, dated as of May 5, 1997 (the "Agreement"), by and among Acquiror, Merger Sub, Acquiror II, the Company, and Parent. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

         WHEREAS, the parties to the Agreement desire to amend certain terms and conditions of the Agreement; and

         WHEREAS, pursuant to Section 10.2 of the Agreement, the parties may amend the Agreement pursuant to an instrument in writing signed by all of the parties to the Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties hereby agree as follows:

              Capitalization of Acquiror. Acquiror has amended its certificate of incorporation to consolidate Acquiror Class A Common Stock and Acquiror Class B Common Stock into a single class of common stock, par value $.01 per share, of Acquiror (the "Acquiror Common Stock"). The parties hereto hereby agree that, for all purposes in the Agreement, all references to shares of Acquiror Class A Common Stock and Acquiror Class B Common Stock shall be deemed to refer to shares of Acquiror Common Stock.

              Amendment to Section 1.02 of the Agreement. Section 1.02 of the Agreement is hereby amended and restated to read in its entirety as follows:

         "Section 1.02 VHI Acquisition. Immediately prior to the consummation of the Merger, the Company will sell and transfer to Acquiror II all of the outstanding capital stock of Vivra Heart Imaging, Inc., a Nevada corporation ("VHI"), owned by the Company in exchange for a payment in cash by Acquiror II to the Company of an aggregate amount equal to $488,435.00 (the "VHI Consideration"). The foregoing transaction shall hereinafter be referred to as the "VHI Acquisition" and, together with the Merger, the "Transactions.""

              Amendment to Section 1.03 of the Agreement. Section 1.03 of the Agreement is hereby amended and restated to read in its entirety as follows:

         "Section 1.03 Closing. Subject to the satisfaction or waiver of the conditions set forth herein, the closing of the Transactions (the "Closing"), shall take place on June 6, 1997 at 9:00 a.m. (San Francisco time) at the offices of

         Brobeck, Phleger & Harrison LLP, Spear Street Tower, One Market, San Francisco, California 94105, or at such other time and place as the parties shall designate in writing (the "Closing Date")."


              Amendment to Section 1.06 of the Agreement. Section 1.06 of the Agreement is hereby amended and restated to read in its entirety as follows:

         "Section 1.06 Certificate of Incorporation; Bylaws. At the Effective Time, the Articles of Incorporation and Bylaws of the Surviving Corporation, each as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and Bylaws of the Surviving Corporation until thereafter amended as provided by Nevada Law, the Articles of Incorporation and the Bylaws."

              Amendment to Section 1.08 of the Agreement. Section 1.08 of the Agreement is hereby amended and restated to read in its entirety as follows:

         "Section 1.08 Conversion of Shares. Subject to any adjustment to such terms pursuant to Section 1.12, at the Effective Time, (a) each share of Common Stock outstanding immediately prior to the Effective Time (other than any Dissenting Shares (as hereinafter defined), any shares of Common Stock held by Acquiror, and shares of Common Stock which are exchanged for Acquiror Common Stock pursuant to Section 5.09(a) herein) shall automatically and without any action on the part of the holder thereof, upon surrender of the certificate that formally evidenced such Common Stock in the manner provided herein, be cancelled and shall be converted automatically into the right to receive an amount payable in cash, without interest, equal to $1.08880483 per share of Common Stock (such amount payable per share of Common Stock in the Merger being referred to herein as the "Merger Consideration"), (b) each share of Common Stock outstanding immediately prior to the Effective Time held by Acquiror shall be cancelled for no consideration, and (c) each share of common stock, $0.01 par value per share, of Merger Sub shall be converted into one share of common stock of the Surviving Corporation. Notwithstanding the foregoing, in the event that options (the "Vivra Options") to acquire Parent common stock, par value $0.01 per share (the "Vivra Common Stock"), are cancelled pursuant to the last sentence of Section 5.09(a) in connection with the Vivra Option Exchange (as defined in Section 5.09(a)), the Merger Consideration shall be decreased by an amount equal to the quotient obtained by dividing (i) the Gross Spread (as defined below) by (ii) the actual number of shares of Common Stock outstanding immediately prior to the Merger (after giving effect to the exchanges contemplated by Section 5.09(a)) (the "Post-Adjustment Merger Consideration"). For the purposes of the preceding sentence,
         (i) the Gross Spread for the Vivra Options cancelled in the Vivra Option Exchange shall be equal to the product of (x) the difference between $35.62 and the weighted-average per share exercise price of such Vivra Options and (y) the number of shares of Vivra Common Stock covered by such cancelled Vivra Options, and (ii) the aggregate Gross Spread for all Vivra Options cancelled in the Vivra Option Exchange shall not exceed $4,837,382.00."

              Amendment to Section 1.09 of the Agreement.  Section 1.09 of the

Agreement is hereby amended and restated to read in its entirety as follows:

         "Section 1.09  Stock Options.

              (a) Each stock option (and any related rights) to purchase capital stock of any of the VSP Reorganization Entities (as hereinafter defined) granted under stock option plans of the VSP Reorganization Entities outstanding prior to the consummation of the Reorganization (as hereinafter defined) (each, a "VSP Reorganization Entity Option") shall be converted into a stock option to purchase shares of Class A Common Stock under the Company's Stock Option Plans (the "Company Stock Option Plan") prior to the Closing Date on the terms and conditions described in Schedule 2.05(b) pursuant to the Reorganization (as hereinafter defined).

              (b) Each stock option (and any related alternative rights) to purchase one share of Common Stock (the "Stock Options") granted under the Company's Stock Option Plan (including those granted to current or former employees, consultants and directors of the Company or the VSP Reorganization Entities and including those stock options granted pursuant to Section 1.09(a) above), which Stock Options are outstanding at the Effective Time (whether or not then presently exercisable), other than those that will expire by their terms in connection with or as a result of the Merger and those that are cancelled pursuant to Section 5.09(a) in exchange for newly issued options to purchase shares of Acquiror Common Stock pursuant to separate option exchange agreements (as defined in Section 5.09(a)) entered into between Acquiror and the holders of Stock Options, will be converted at the Effective Time into an option to purchase an equal number of shares of Acquiror Common Stock at a price per share equal to the price per share of Class B Common Stock under each Stock Option (the "Option Consideration"). The Company Stock Option Plan shall terminate as of the Effective Time and thereafter the only rights of participants therein shall be the right to receive the consideration set forth in this Section 1.09. Prior to the Effective Time, the Company shall use its reasonable efforts to cause each holder of outstanding Stock Options to execute an Option Exchange Agreement in form and substance acceptable to Acquiror, and shall take such other action as may be necessary to carry out the terms of this Section 1.09."

              Amendment to Section 1.11(b) of the Agreement. Section 1.11(b) of the Agreement is hereby amended and restated to read in its entirety:

         "Section 1.11  Surrender of Common Stock and Stock Options.

              (b) At the Closing, each holder of Stock Options other than those cancelled pursuant to Section 5.09(a) shall deliver to Merger Sub a stock option agreement or other agreement evidencing the grant of Stock Options to the holder thereof (each an "Option Agreement") which, at the Effective Time, represented all of such holder's Stock Options, for conversion and exchange into the Option Consideration pursuant to this Section 1.11. At the Closing, Acquiror shall deliver, and Acquiror and each holder of a Stock Option other than holders of Stock Options cancelled pursuant to Section 5.09(a) shall enter into, a stock option agreement, in form acceptable to Acquiror, providing for the Option Consideration to be received by each such optionholder (a "Replacement Option Agreement"). Following the Effective Time and until the holder shall have executed and delivered a Replacement Option Agreement and surrendered his or her Stock Options as contemplated by this Section 1.11, each holder of a Stock Option shall cease to possess any rights with respect to such Stock Option, except the right to receive upon such surrender and execution the Option Consideration as provided herein and the provisions of Nevada Law."

              Amendment to Section 1.13 of the Agreement. Section 1.13 of the Agreement is hereby deleted.

              Amendment to Section 2.05 of the Agreement. Section 2.05 of the Agreement is hereby amended and restated to read in its entirety as follows:

         "Section 2.05  Capitalization.

              (a) The authorized capital stock of the Company consists of 80,000,000 shares of Preferred Stock, $0.01 per share (the "Preferred Stock"), 100,000,000 shares of Class B Common Stock and 20,000,000 shares of Class A Common Stock. The issued and outstanding shares of Preferred Stock, Class A Common Stock and Class B Common Stock (such issued shares are collectively referred to herein as the "Capital Stock"), as of the date hereof and as adjusted to give effect to the Reorganization (as hereinafter defined), are as set forth on Schedule 2.05(a). All of the shares of Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in Schedule 2.05(b) hereto or as contemplated herein, there are no subscriptions, options, warrants, conversion rights, rights of exchange, or other rights, plans, agreements or commitments of any nature whatsoever (including, without limitation, conversion or preemptive rights) providing for the purchase, issuance, transaction, registration or sale of any shares of the Company's Capital Stock or any securities convertible into or exchangeable for any shares of the Company's Capital Stock (collectively, the "Company Derivative Securities"). Without taking into account any effect of the exchange of options pursuant to Section 5.09(a), none of the Company Derivative Securities are entitled to be accelerated as a result of the Merger. All of the Company Derivative Securities have been issued, and all of the Company Derivative Securities to be issued in the Reorganization will be issued, pursuant to valid exemptions from registration under all Federal and state securities laws, except where the failure to have such exemptions would not have a Company Material Adverse Affect, and there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any of the Company Derivative Securities.

              (b) The authorized and outstanding capital stock of each VSP Entity, as of the date hereof and as adjusted to give effect to the Reorganization (as hereinafter defined), is as set forth on
              Schedule 2.05(c) hereto (such issued shares are collectively referred to as the "VSP Entities' Capital Stock"). All such shares of VSP Entities' Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on Schedules 2.05(b) or 2.05(d) hereto or as contemplated herein, there are no subscriptions, options, warrants, concession rights, rights of exchange, or other rights, plans, agreements or commitments of any nature whatsoever (including, without limitation, conversion or preemptive rights) providing for the purchase, issuance, transaction, registration or sale of any shares of VSP Entities' Capital Stock or any securities convertible into, or exchangeable for, any shares of VSP Entities' Capital Stock (the "VSP Entity Derivative Securities"). None of the VSP Entity Derivative Securities are entitled to be accelerated as a result of the Merger. All of the VSP Derivative Securities have been issued, and all of the VSP Derivative Securities, if any, to be issued in the Reorganization will be issued, pursuant to valid exemptions from registration under all Federal and State securities laws, except where the failure to have such exemption would not have a Company Material Adverse Effect, and there are no outstanding obligations of any of the VSP Entities or the Company to repurchase, redeem or otherwise acquire any of the VSP Derivative Securities."

              Amendment to Section 5.08 of the Agreement. Section 5.08 of the Agreement is hereby amended and restated to read in its entirety as follows:

         "Section 5.08 Reorganization. Prior to the Closing, Parent and the Company will consummate, or cause to be consummated, the following transactions:

              (a) Each of Vivra Asthma Allergy Careamerica, Inc., Vivra ENT, Inc., Vivra Health Advantage, Inc., Vivra Orthopaedics, Inc., and Vivra OB-GYN Services, Inc. (collectively, the "VSP Reorganization Entities") will be merged with and into the Company, and, in connection therewith, each VSP Reorganization Entity Option shall be converted into an option to purchase shares of Common Stock under the Company Stock Option Plan as reflected on Schedule 2.05(b) (the "VSP Reorganization Merger"). In connection therewith, the Company will use reasonable efforts (without the requirement of paying any money or making any financial concession) to cause each holder of VSP Reorganization Entity Options to execute and deliver an option exchange agreement, in form and substance satisfactory to the Company and Acquiror, pursuant to which each holder of VSP Reorganization Entity Options will agree, among other things, to the conversion of his or her VSP Reorganization Entity Options into options to acquire Common Stock pursuant to the Reorganization and, (i) to cancel his or her options to acquire Common Stock in exchange for newly issued options to acquire Acquiror Common Stock, (ii) to enter into a stockholders' agreement, in form and substance satisfactory to the Company and Acquiror, upon the exercise of any options to acquire Acquiror Common Stock following the Closing, and (iii) to terminate the existing stockholders agreement relating to the shares of capital stock of the VSP Reorganization Entity issuable upon the exercise of such holder's VSP Reorganization Entity Options.

              (b) Immediately prior to the Closing, Parent will convey, transfer and assign to the Company all of the assets of Parent listed on Schedule 5.08(b) and the Company will assume and agree to perform all of the liabilities and obligations of Parent listed on Schedule 5.08(b) hereto; provided, however, that with respect to any leases listed on Schedule 5.08(b) hereto, the Company will use reasonable efforts to obtain the consent of any lessor to such leases prior to the Closing (the "Assignment" and collectively with the VSP Reorganization Merger and the conversion contemplated by Section 5.10, the "Reorganization")."

              Amendment to Section 5.09 of the Agreement. Section 5.09 of the Agreement is hereby amended and restated to read in its entirety as follows:

         "Section 5.09  Certain Exchange Transactions.

              (a) Prior to the Closing, Parent and the Company will use reasonable efforts (without the requirement of paying any money or making any financial concession) to cause each holder of capital stock of the Company other than Parent and each holder of Stock Options to enter into an agreement (each, an "Exchange Agreement" or "Option Exchange Agreement," as applicable) with Acquiror, (i) to exchange such shares of capital stock held by such holder immediately prior to the Closing for an equal number of shares of Acquiror Common Stock or to cancel such Stock Options in exchange for options to purchase an equal number of shares of Acquiror Common Stock, as applicable (such options to have such exercise prices and voting terms as are agreed upon between the Company and Acquiror), (ii) to terminate the stockholders agreements, dated as of May 1, 1996, by and between the Company and certain of its stockholders and optionholders, and (iii) to enter into a new stockholders' agreement, in form and substance satisfactory to Acquiror and the Company, relating to such holder's shares of Acquiror Common Stock or the shares of Acquiror Common Stock issuable upon such holder's exercise of options, as applicable. The parties hereto agree and acknowledge that Acquiror, the Company and Vivra may enter into separate Option Exchange Agreements with certain members of management of the Company pursuant to which (a) a portion of such persons' existing Stock Options and Vivra Options may be cancelled in advance of the Merger in exchange for new options to acquire Company Common Stock (the "New Company Options") and (b) such New Company Options will be cancelled simultaneously with the Merger in exchange for options to acquire an equal number of shares of Acquiror

              Common Stock, in each case, on the terms and conditions agreed upon between such members of management, the Company, Vivra and Acquiror (the "Vivra Option Exchange").

              (b) Prior to the Closing, Parent and the Company will use reasonable efforts (without the requirement of paying any money or making any financial concession) to cause each holder of capital stock of Vivra Heart Services, Inc. ("VHS") other than the Company and each holder of options to acquire VHS capital stock ("VHS Options") to enter into an agreement with Acquiror,
              (i) to exchange such shares of capital stock of VHS held by such holders immediately prior to the Closing for a number of shares of Acquiror Common Stock equal to the product of .405 multiplied by the number of shares of capital stock of VHS held by each such holder or to cancel such VHS Options in exchange for options to purchase a number of shares of Acquiror Common Stock equal to the product of .405 multiplied by the number of shares of capital stock of VHS which could be purchased by such holder pursuant to such holder's option, as applicable (such options to have such exercise prices and voting terms as are agreed upon between the Company and Acquiror), (ii) to terminate the stockholders agreements, dated as of May 1, 1996, by and between VHS and certain of its stockholders and optionholders, and (iii) to enter into a new stockholders' agreement, in form and substance satisfactory to Acquiror and the Company, relating to such holder's shares of Acquiror Common Stock or the shares of Acquiror Common Stock issuable upon such holder's exercise of options, as applicable.

              (c) Prior to the Closing, Parent and the Company will use reasonable efforts (without the requirement of paying any money or making any financial concession) to cause each holder of capital stock of VHI other than the Company to enter into an agreement with Acquiror II (i) to exchange such shares of capital stock for an equal number of shares of capital stock of Acquiror II, (ii) to cancel and terminate any stockholder agreement to which such holder is a party relating to such shares of VHI capital stock, and (iii) to enter into a new stockholders' agreement, in form and substance satisfactory to Acquiror II and the Company, relating to such holder's shares of capital stock of Acquiror II."

              Amendment to Section 5.13 of the Agreement. Section 5.13 of the Agreement is hereby amended and restated to read in its entirety as follows:

         "Section 5.13 Intercompany Transactions. Between the date hereof and the Closing Date, Parent, on the one hand, and the Company and the VSP Entities on the other hand, shall not engage in any transactions or make any payments or advances to one another or enter into any commitments to provide services or to transfer assets or liabilities to or from one another, (i) except as contemplated by the Reorganization, and (iii) except as provided for in the Services Agreement, dated as of the date hereof, between the Company and Parent (the "Services Agreement"), a copy of which is attached hereto as
         Exhibit 5.13 and (iii) except that, immediately prior to the Closing, Parent shall transfer to the Company $2,500,000.00 in cash."

              Amendment to Section 8.08 of the Agreement. Section 8.08 of the Agreement is hereby amended and restated to read in its entirety as follows:

         "Section 8.08 The Offer. Purchaser shall have advised Parent that, subject to the satisfaction of the conditions to the Offer set forth in Annex A to the Vivra Agreement, it will purchase the Parent Shares in the Offer or the Purchaser or any other person or entity shall have acquired either (i) greater than fifty percent (50%) of the outstanding capital stock of Parent or (ii) all or substantially all of the assets of Parent, in either case by way of merger, purchase of stock, purchase of assets or otherwise."

              Addition of Section 8.09 to the Agreement. Section 8.09 of the Agreement is hereby added to read as follows:

         "Section 8.09 Non-Competition Agreement. The Company and the Parent shall have entered into a non-competition agreement containing the provisions set forth in Exhibit 7.06 hereto."

              Amendment to Section 9.01. Section 9.01 of the Agreement is hereby amended and restated to read in its entirety as follows:

         "Section 9.01 Indemnification by Acquiror. The Acquiror, Acquiror II and Merger Sub, shall, and, from and after the Effective Time, the Surviving Corporation shall, indemnify, defend and hold harmless the Parent and its successors, affiliates, stockholders, officers and employees from and against any and all claims, demands, actions, losses, damages, liabilities, costs and expenses (including reasonable attorneys' fees and expenses) which arise out of or in connection with the operation of the business of the Company and the VSP Entities, including, without limitation, any liabilities of Parent and its affiliates (other than the Company and the VSP Entities) arising out of the provision of specialty physician network and disease management services to managed care and provider organizations (other than such businesses included within the Dialysis Business (as hereinafter defined), including, without limitation all liabilities arising under the agreements set forth on Schedule 9.01, other than those liabilities and obligations that Parent has agreed to pay pursuant to the Services Agreement (collectively, the "VSP Liabilities")."

              Amendment to Section 9.02. Section 9.02 of the Agreement is hereby amended and restated to read in its entirety as follows:

         "Section 9.02 Indemnification by Parent. The Parent and its successors shall indemnify, defend and hold harmless the Acquiror, Acquiror II and Merger Sub, and from and after the Effective Time, the Surviving Corporation, and their successors, affiliates, stockholders, officers and employees from and against any and all claims, demands, actions, losses, damages, liabilities, costs and expenses (including reasonable attorneys' fees and expenses) which arise out of or in connection with the operation of the business of the Parent (other than the VSP Liabilities) and Vivra Renal Care, Inc. ("VRC") and the Dialysis Subsidiaries (as defined in the Vivra Agreement), including without limitation, any liabilities of the Company and the VSP Entities arising out of the provision of dialysis, renal care, nephrology, disease management, or nephrologist practice management businesses or the business of contracting with payors on behalf of nephrologists (the "Dialysis Business")."

              Closing Conditions. In consideration of the execution and delivery of this Amendment and the certificates, opinions and other documentation delivered by the parties to the Agreement concurrently herewith pursuant to Articles VII and VIII of the Agreement, the parties hereto acknowledge and agree that all conditions to their respective obligations to close the Transactions have been satisfied.

              Other Provisions Unchanged. Except as specifically amended and restated by this Amendment, all of the terms and conditions of the Agreement will continue in full force and effect.

              Governing Law. This Amendment shall be governed by the laws of the state of California, without regard to principles of conflicts or choice of law.

              Integration. This Amendment, together with the Agreement, sets forth the entire understanding between and among the parties relating to the subject matter contained herein and supersedes all prior discussions and understandings between them.

              Duplicate Originals. This Amendment may be executed in as many duplicate originals as may be deemed necessary and convenience, each of which, when so executed, shall be deemed an original but all such duplicate originals shall constitute but one and the same instrument.



[remainder of page intentionally left blank]

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

                                  VSP HOLDINGS, INC.



                                  By:_________________________
                                  Name:_______________________
                                  Title:______________________


                                  VSP HOLDINGS II, INC.



                                  By:_________________________
                                  Name:_______________________
                                  Title:______________________



                                  VSP ACQUISITION, INC.


                                  By:_________________________
                                  Name:_______________________
                                  Title:______________________



                                  VIVRA SPECIALTY PARTNERS, INC.


                                  By:_________________________
                                  Name:_______________________
                                  Title:______________________




                                  VIVRA INCORPORATED


                                  By:_________________________
                                  Name:_______________________
                                  Title:______________________